Exhibit 99.1

For Immediate Release

Omagine Signs Multi-Billion Dollar Agreement with Oman

NEW YORK, October 2, 2014 – Omagine, Inc. (OTCQB: OMAG) today announced that its 60% owned subsidiary, Omagine LLC has signed a Development Agreement (“DA”) with the Government of the Sultanate of Oman (“Oman”).

Omagine, Inc. (the “Company”) organized Omagine LLC under the laws of Oman to design, develop, own and operate a tourism and real-estate development project in Oman named the Omagine Project. The Omagine Project is estimated to cost approximately $2.5 billion to design, develop and construct.

The Omagine Project is planned to be an integration of cultural, entertainment and residential components, including: hotels, commercial buildings, retail establishments and more than two thousand residences to be developed for sale. It will be developed on one million square meters (245 acres) of beachfront land (the "Omagine Site") facing the Gulf of Oman just west of the capital city of Muscat and approximately six miles from Muscat International Airport.

Omagine LLC owns the Omagine Project which, over the next several years, is projected to generate exceptional cash flow to the Company and the other Omagine LLC shareholders. The Company owns 60% of Omagine LLC.

The other Omagine LLC shareholders are:

i.	the office of Royal Court Affairs (“RCA”), which owns 25%, and

ii.	two subsidiaries of Consolidated Contractors International Company, SAL (“CCIC”), which collectively own 15%.

The Company, RCA and the two CCIC subsidiaries are parties to a legally binding Shareholder Agreement which, among other things, provides for:

i.	initially capitalizing Omagine LLC at 150,000 Omani Rials [$390,000], and

ii.	increasing Omagine LLC’s capital to 26,988,125 Omani Rials [$70,169,125] within a 6 to 12 month period following the signing of the Development Agreement, and

iii.	a payment-in-kind investment of the land constituting the Omagine Site (the “PIK”).

The value of the PIK investment will equal the value to Omagine LLC of the approximately 245 acres of beachfront land constituting the Omagine Site which His Majesty the Sultan owned and transferred to the Government for the specific purpose of developing it into the Omagine Project.

The value of the PIK will be determined by a professional valuation expert in accordance with Omani law and with the concurrence of Omagine LLC’s independent auditor, Deloitte & Touche, (M.E.) & Co. LLC. The value of the land constituting the Omagine Site is conservatively but informally estimated by local real-estate brokers to be in excess of $700 million.

The legally binding contract between the Government and Omagine LLC governing the design, development, construction, management and ownership of the Omagine Project and the use and sale by Omagine LLC of the land constituting the Omagine Site is the Development Agreement which the Government and Omagine LLC signed on October 2, 2014.

 “We are tremendously pleased with today’s signing of the Development Agreement and are anxious to now begin the development of the Omagine Project.” said the Company’s president, Frank J. Drohan.

Drohan continued, “Our mission is to develop, own and operate innovative tourism projects with components that are thematically imbued with culturally aware, historically faithful, and scientifically accurate entertainment experiences. We design the tourism elements to provide modern, stylish and entertaining experiences while highlighting the world’s great cultures, art, music, heritage, science and philosophy. We expect the Omagine Project to be the archetype for our future projects in the Middle East and North Africa.“

About the office of Royal Court Affairs.

The office of Royal Court Affairs (“RCA”) is an Omani organization representing the interests of His Majesty, Sultan Qaboos bin Said, the ruler of Oman.

About Consolidated Contractors.

Consolidated Contractors International Company, SAL (“CCIC”) is a multi-national company headquartered in Athens, Greece. In 2012 CCIC had 5.4 billion dollars in revenue, 126,000 employees worldwide and operating subsidiaries in, among other places, every country in the Middle East and North Africa.

About Omagine, Inc.

Omagine, Inc. is a publicly traded company (Stock Symbol: OMAG). The Company conducts all of its real-estate development, tourism and entertainment business activities through either its 60% owned subsidiary Omagine LLC or its 100% owned subsidiary Journey of Light, Inc. The Company is focused on real-estate, entertainment and hospitality opportunities in the Middle East and North Africa (the “MENA Region”) which is one of the fastest growing tourist destinations in the world.

Governments in the MENA Region are seeking to diversify their economies and create employment for their citizens via the development of tourism destination projects. It is the Company’s opinion that this governmental strategic vision combined with the enormous financial resources in the MENA Region will continue to present superb development opportunities. The Company presently focuses the majority of its efforts on the business of Omagine LLC and specifically on the Omagine Project.

Investors or interested parties may visit Omagine’s website at www.omagine.com for more information about the Company or http://agoracom.com/ir/omagine which is the Company’s investor relations website.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of Omagine, Inc. can be found in the filings of Omagine, Inc. with the United States Securities and Exchange Commission.

Contact:

Omagine, Inc.
Corporate Inquiries
Charles P. Kuczynski, Vice-President
(212) 563-4141
charles.kuczynski@omagine.com